Exhibit 99.1

                  Medex Announces Third Quarter 2004 Results@<

    CARLSBAD, Calif., Nov. 9 /PRNewswire/ -- MedVest Holdings Corporation ("MedVest") filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission today reporting results for the third quarter ended September 25, 2004 for MedVest that include results for its wholly owned subsidiary, Medex, Inc. ("Medex"), and Medex's other subsidiaries. The consolidated group is referred to herein as "the Company." MedVest's only assets are its investment in and advances to Medex. The Company has not provided separate results or data for Medex, because management believes that the results of MedVest and Medex do not vary significantly.

    Medex is a global provider of system solutions for critical care with more than forty years of experience developing infusion therapy, pressure monitoring, and respiratory therapy products. On May 21, 2003, the Company acquired from Ethicon Endo-Surgery, Inc. (a wholly owned subsidiary of Johnson & Johnson ("J&J")) substantially all of the assets of its JELCO peripheral intravenous catheter business.

    Summary of Third Quarter and Year to Date Results

                                         Three months ended  Nine months ended
                                          Sept. 25 Sept. 27 Sept. 25  Sept. 27
    (in thousands)                          2004     2003      2004      2003

     Net sales                            $86,103  $72,283  $245,168  $143,144
     Cost of goods sold                    38,592   41,831   113,182    83,939

     Gross margin                          47,511   30,452   131,986    59,205

     Selling general and administrative
      expenses                             27,721   22,540    76,526    46,205
     Loss from operations of abandoned
      facility                                121      338       121     2,087

     Operating earnings                   $19,669   $7,574   $55,339   $10,913

    Discussion of Third Quarter Results

    Net sales increased by $13.8 million, or 19.1 percent, to $86.1 million for the third quarter of 2004 compared to $72.3 million for the third quarter of 2003. The increase in sales was primarily attributed to an increase of $7.2 million in sales to the U.S. market primarily driven by stronger catheter and syringe pump sales. In addition, net sales to the European market increased $3.0 million due to increased catheter sales, as well as sales in newly established direct markets. Favorable foreign currency gains also contributed to the increase in net sales.

    Gross margin for the third quarter of 2004 increased $17.0 million, or 56.0 percent, to $47.5 million from $30.5 million during the comparable period of 2003. Gross margin as a percentage of net sales increased to 55.2 percent for the third quarter of 2004 from 42.1 percent for the corresponding period of 2003. The increase in gross margin as a percentage of net sales is primarily a result of increased production volume driven by higher sales and favorable product mix. The increased volume directly contributed to the improved gross margin percentage due to a relatively fixed cost structure. In addition, throughout the third quarter of 2004, a larger proportion of the Company's net sales were sold to end customers through direct Medex sales operations or third party distributors rather than through J&J distribution channels, generating higher gross margins. In the third quarter of 2003, the Company incurred $5.1 million in charges related to the Jelco acquisition. There were no such charges in the third quarter of 2004.

    Reported third quarter operating earnings of $19.7 million increased $12.1 million over operating earnings of $7.6 million for the corresponding quarter of 2003. The improvement in operating earnings was due primarily to increased sales on a relatively fixed cost structure, as well as the transition from J&J distribution channels to direct sales operations or third party distributors. Based upon the terms of the transition services agreement with J&J, in certain markets the Company sold to J&J distributors at agreed- upon pricing whereas now that the transition is complete, the Company charges market prices when selling through direct sales operations or third party distributors, resulting in higher sales and margins. In the third quarter of fiscal year 2003, the Company's operating earnings were adversely impacted by integration, financing and other costs related to the Jelco acquisition of $6.6 million. During the third quarter of 2004, the Company only incurred $1.2 million of Jelco integration costs. Of this amount, $0.6 million related to management fees payable to One Equity Partners ("OEP"). The integration of the Jelco acquisition is complete and the only significant continuing charges expected are the management fees payable to OEP.

    Discussion of Year to Date Results

    Net sales for the first three quarters of fiscal year 2004 increased by $102.1 million, or 71.3 percent, to $245.2 million compared to $143.1 million for the first three quarters of 2003. The increase in sales was primarily attributed to $80.6 million in sales from the acquired Jelco business for the period January through May 2004 since there were no sales for that period included in 2003 prior to the acquisition. In addition, sales of pumps and accessories and disposable products, as well as favorable exchange rate fluctuations contributed to the increase in sales for the nine months ended September 25, 2004.

    Gross margin for the first nine months of 2004 increased $72.8 million, or
122.9 percent, to $132.0 million from $59.2 million during the comparable period of 2003. Gross margin as a percentage of net sales increased to 53.8 percent for the first nine months of 2004 from 41.4 percent in 2003. The increase in gross margin as a percentage of net sales is primarily a result of favorable product mix, as the Company has increased sales in the higher margin catheter and syringe pump products. Similar to the quarterly results, a larger proportion of sales were sold to end customers through direct sales operations or third party distributors rather than through J&J distribution channels, resulting in higher sales values and gross margins.

    Year to date operating earnings increased $44.4 million to $55.3 million as compared to $10.9 million in operating earnings for the corresponding period of 2003. The improvement in operating earnings was due primarily to the Jelco acquisition. During the first nine months of 2003, the Company's strong operating earnings were adversely impacted by $12.0 million of integration charges related to the Jelco acquisition. These costs included management retention bonuses, debt registration fees, branding campaign charges, inventory adjustments, ESOP termination fees, as well as severance and relocation charges. During the first three quarters of 2004, the Company incurred only $4.0 million of costs related to the Jelco acquisition. This amount was primarily comprised of management fees payable to OEP, debt registration costs, management retention bonuses, loss on abandoned operations and other integration costs. The integration of Jelco acquisition is complete and the only significant continuing charges expected are the management fees to OEP of $2.4 million annually.

    EBITDA and Adjusted EBITDA

    EBITDA is defined as income or loss before depreciation and amortization, income taxes and interest expense. Adjusted EBITDA is defined as income or loss before depreciation and amortization, income taxes, interest expense and certain one-time costs related to Jelco integration, management retention bonuses, debt registration costs, management fees and abandoned operations. The Company uses EBITDA and Adjusted EBITDA as primary indicators to assess company performance, determine compliance with bank covenants, compare operating results with its competitors in the U.S. and other foreign countries, and serve as measures for employee bonus achievement. EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (GAAP), and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and Adjusted EBITDA as calculated by the Company may not be comparable to similarly titled measures of other companies.

    The following is a reconciliation of the Company's EBITDA and Adjusted EBITDA to Income (loss) before income taxes for the quarter and nine month periods ended September 25, 2004 and September 27, 2003:

                                          Three months ended Nine months ended
                                           Sept. 25 Sept. 27 Sept. 25 Sept. 27
    (in thousands)                            2004     2003     2004     2003

       Income (loss) before income taxes   $13,180    $(151) $35,533  $(6,161)
       Interest expense                      6,282    6,930   17,920   16,472
       Depreciation and amortization         5,610    6,023   18,527   10,139

    EBITDA                                 $25,072  $12,802  $71,980  $20,450

    EBITDA Adjustments:

       Expenditures for Jelco integration      400      928      811      928
       Management retention bonuses             --      926      561    1,209
       Debt registration costs                  58       --      558       --
       OEP management fees                     637       --    1,911       --
       Foreign ESOP termination                 --       --       --    1,900
       Inventory adjustment                     --    4,401       --    5,867
       Abandoned operations                    121      338      121    2,087

    Adjusted EBITDA                        $26,288  $19,395  $75,942  $32,441

    Conference Call

    The Company will host a conference call at 4:30 p.m. EST on Wednesday, November 10, 2004, with Dominick Arena, President and Chief Executive Officer, and Michael Dobrovic, Chief Financial Officer, to discuss details regarding the Company's performance for the quarter and nine months ended September 25, 2004. Individuals wishing to participate in this call should dial (888) 455-5419 or
(630) 395-0018; the passcode is MEDEX. This call will be recorded, with replay instructions and a transcript available on the Company's website at http://www.medex.com. Individuals interested in obtaining replay instructions or a transcript should contact Gregory Aranaga at (760) 602-4455 or visit http://www.medex.com for more information.

    About Medex

    Medex is a global manufacturer and marketer of critical care and alternate care medical products used in both acute and alternate care settings for a variety of therapeutic, diagnostic and long-term procedures. Medes markets and sells critical care systems and products to over 5,500 hospitals, health care systems, and alternate healthcare settings in more than 75 countries through a global sales force and distribution network. Headquartered in Carlsbad, California, the Company employs approximately 2,000 people worldwide.

    For more information, please visit http://www.medex.com.

    Forward-Looking Statements

    This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Detailed information about such risk factors is set forth in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update, alter or release publicly any revisions to its forward-looking statements, whether as a result of new information, subsequent events or developments.

SOURCE  Medex, Inc.
    -0-                             11/09/2004
    /CONTACT: Gregory Aranaga, Director, Corporate Communications of Medex, Inc., +1-760-602 4455, garanaga@medex.com/
    /Web site:  http://www.medex.com /

CO:  Medex, Inc.; MedVest Holdings Corporation
ST:  California
IN:  BIO HEA MTC
SU:  ERN CCA